UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2008

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 16, 2008, NVIDIA Corporation executed a settlement agreement, or the Agreement, in connection with the consolidated action In re Graphics Processing Units Antitrust Litigation, MDL No. 1826, pending in the District Court for the Northern District of California, or the Action. The Agreement relates to the claims of the certified class of direct purchaser plaintiffs previously approved by the District Court, which consists of purchasers who bought graphics cards directly from the websites of ATI Technologies ULC or NVIDIA in the United States during the period December 4, 2002 to November 7, 2007. The Agreement calls for NVIDIA to pay $850,000 into a $1.7 million fund to be made available for payments to the certified class. We are not obligated under the Agreement to pay plaintiffs’ attorneys’ fees, costs, or make any other payments in connection with the settlement other than our payment of $850,000. The Agreement is subject to court approval and, if approved, would dispose of all claims and appeals raised by the certified class in the Action against NVIDIA.

We have also reached a settlement agreement with the remaining individual indirect purchaser plaintiffs in the Action. On July 18, 2008, the District Court denied a motion seeking to certify a class of all indirect purchasers in the United States who purchased a product containing a graphics processing unit initially sold by NVIDIA or the other defendants in the Action. On September 9, 2008, NVIDIA reached a settlement agreement with the remaining individual indirect purchaser plaintiffs that provides for NVIDIA to pay $112,500 in exchange for a dismissal of all claims and appeals related to the Action raised by the individual indirect purchaser plaintiffs. This settlement is not subject to the approval of the District Court. Pursuant to the settlement, the individual indirect purchaser plaintiffs in the Action have dismissed their claims and withdrawn their appeal of the class certification ruling.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

Date: September 24, 2008	By:	/s/ DAVID M. SHANNON
David M. Shannon
Senior Vice President, General Counsel and Secretary